PERSONAL & CONFIDENTIAL September 16, 2024 Mirlanda Gecaj 57 Heritage Dr Pleasantville, NY 10570 Steve Bandrowczak Chief Executive Officer Xerox Corporation 201 Merritt 7 Norwalk, CT 06851 steven.bandrowczak@xerox.com 203.849.5545 Dear Mirlanda, On behalf of Xerox Corporation, I am pleased to offer you the position of EVP & Chief Financial Officer. This role will report to me at the Norwalk, CT Headquarters. Your start date will be February 1, 2025, with a new base salary of $550,000 (paid monthly). You will be eligible to participate in the Management Incentive Plan (MIP) for the 2025 performance year at the target level of 100% of salary (prorated for 2025) with a payout opportunity aligned to the 2025 MIP. The target award calculation is based on your actual base salary earnings during the plan period while you are a MIP-eligible participant. MIP pays out annually in the year following the performance year, contingent upon approval of the Board of Directors, the results of both Xerox and your own individual results and all other terms and conditions of the MIP program. You will be eligible to receive an annual LTI equity grant with a target grant date value of $2,000,000 (the “2025 LTI Award”). You will be considered for an annual LTI grant in future calendar years; however, the amount and terms of any such grants are subject to approval of the Compensation Committee of the Board of Directors as part of its annual review process. The 2025 LTI Award and any future LTI awards granted at the discretion of the Compensation Committee will be delivered during the annual cycle at the same time as all other plan participants. Details of the terms and conditions of any future LTI award will be provided to you upon grant. You will receive a one-time transition bonus in the amount of $50,000, to be paid in the next available monthly payroll cycle following your written acceptance of this offer. Similar to your current role, this role has a requirement to accumulate and maintain a target ownership level in Xerox stock; the Chief Financial Officer position requires you to maintain an ownership level of three times your base salary. This role has been deemed eligible for severance benefits under the Officer Severance Program. The payment of any severance benefits will be subject to the terms of the program, including your execution of a general release of all claims. This role has also been deemed eligible for change-in-control benefits that provide for certain payments in the event of involuntary termination not for cause following the occurrence of a change-in-control. In accepting this role, you agree that your current change-in-control agreement, previously executed May 19, 2022, shall terminate upon the earlier of your execution of the 2024 Change-in-Control Agreement (2024 Agreement) or February 1, 2025. Your eligibility for continuing change-in-control benefits will be contingent upon your execution of the 2024 Agreement on or before February 1, 2025. Payments under the 2024 Agreement are conditioned upon the specific terms of the 2024 Agreement, including your execution of a general release of all claims. Since Xerox’s Total Pay philosophy recognizes that pay is more than just your salary, you will be eligible to participate in a comprehensive benefits package offered by the company. Such participation shall be pursuant to the standard terms and conditions of each plan, all of which reserve the right to be amended or terminated at any time. In addition, you will continue to be eligible for executive financial planning assistance up to $15,000 annually, as well as an executive concierge benefits support program and will be eligible to continue to accrue an annual vacation entitlement of 4 weeks, to be earned in accordance with the Xerox Vacation Policy. I look forward to working with you in your new role and I believe that you will make significant contributions to the corporation. If you have any questions, please feel free to contact Todd Henke at 408.466.3220. Sincerely, Steve Bandrowczak Chief Executive Officer Copy: L. Pastor S. Robinson-Daye K. Kleps T. Henke I Accept Decline _________________________________________ _______________ Mirlanda Gecaj Date